Exhibit 5(a)

                                   March 11, 1996

Vulcan Materials Company
One Metroplex Drive
Birmingham, Alabama 35209

      Re:    Vulcan Materials Company Chemicals Division
             Hourly Employees Savings Plan

Ladies and Gentlemen:

             In my capacity as Vice President-Law for Vulcan Materials Company, a New Jersey corporation (the "Company"), I have examined the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, relating to the registration of 100,000 shares of the common stock, par value $1.00 per share, of the Company (the "Common Stock"), pursuant to the terms of the Vulcan Materials Company Chemicals Division Hourly Employees Savings Plan (the "Plan"). In this connection, we have examined such records, documents and proceedings as we have deemed relevant and necessary as a basis for the opinions expressed herein.

             Upon the basis of the foregoing, we are of the opinion that the 100,000 shares of Common Stock referred to in the Registration Statement, to the extent actually issued pursuant to the Plan, will have been duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock.

             I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In addition, I hereby consent to the inclusion of the statements made in reference to me under the caption "Interests Of Named Experts And Counsel" in the Registration Statement.

                                            Yours very truly,

                                            /s/ William F. Denson, III

                                            William F. Denson, III
                                            Vice President-Law